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                                                                    EXHIBIT 10W

                           THE CHASE MANHATTAN ANNUAL
              INCENTIVE ARRANGEMENT FOR CERTAIN EXECUTIVE OFFICERS

1. PURPOSE OF THE ARRANGEMENT

     The purpose of The Chase Manhattan Annual Incentive Arrangement for Certain Executive Officers (the "Arrangement") is to provide a means of rewarding certain executive officers of The Chase Manhattan Corporation (the "Corporation") who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation or any of its subsidiaries for federal income tax purposes.

2. ADMINISTRATION OF THE ARRANGEMENT

     The administration of this Arrangement shall be vested in the Compensation Committee of the Board of Directors of the Corporation, or such other committee of such Board of Directors which shall succeed to the functions and responsibilities, in whole or in part, of said Compensation Committee (the "Committee") which shall make all determinations necessary under this Arrangement. All members of the Committee shall qualify as "outside directors" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as currently proposed or as may from time to time be in effect (the "Regulations")). No member of the Committee shall be entitled to participate in this Arrangement.

3. PARTICIPATION IN THE ARRANGEMENT

     All executive officers of the Corporation at or above the Executive Vice President level shall be eligible to participate in the Arrangement. Within the period specified in the Regulations within which performance goals are required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee shall designate the executive officers of the Corporation (each, a "Participant") who shall participate in the Arrangement for the Performance Period (as that term is defined in Section 6 below). All executive officers of the Corporation who are not designated by the Committee as Participants for the applicable Performance Period and any person who becomes an executive officer of the Corporation during the Performance Period shall be eligible to participate in The Chase Manhattan Management Incentive Plan.

4. BONUS POOL

     Prior to the end of the Designation Period for the Performance Period, the Committee shall designate in writing a percentage of the consolidated after-tax net income of the Corporation and its subsidiaries for such Performance Period that will be included in the bonus pool from which awards may be made for the Performance Period (the "Bonus Pool"). There shall also be available for inclusion in the Bonus Pool for any Performance Period the aggregate amount of the Bonus Pools from all prior Performance Periods as to which bonus awards were not made (the "Carryforward Amount"); provided, however, that no more than $3 million of the Carryforward Amount may be included in the Bonus Pool for any Performance Period. The Committee shall certify in writing the Carryforward Amount for the Performance Period prior to the end of the Designation Period. The total amount of the Bonus Pool need not be paid as bonus awards under this Arrangement.

5. ALLOCATION OF THE BONUS POOL

     Prior to the end of the Designation Period for the Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a portion of the Bonus Pool to be paid for such Performance Period. Such allocation shall consist of separate allocations of a portion of the Corporation's after-tax net income which is included in the Bonus Pool and of the Carryforward Amount. The total amount of the Bonus Pool allocated to all Participants (and of each component thereof) shall not exceed 100% thereof (except to the extent permitted by Section 162(m) of the Code and the Regulations). The annual maximum award payable to any Participant shall equal the sum of (a) .40% of the consolidated after-tax net income of the Corporation and its subsidiaries for such Performance Period plus (b) 40% of the Carryforward Amount.


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6. PERFORMANCE PERIOD

     The Performance Period as to which awards may be made under this Arrangement shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year.

7. PAYMENT OF BONUS AWARDS UNDER THE ARRANGEMENT

     (a) No bonus awards may be made pursuant to this Arrangement for any Performance Period unless the Committee is able to certify pursuant to Section 7(b) of this Arrangement that there was consolidated after-tax net income of the Corporation and its subsidiaries for such Performance Period.

     (b) Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of consolidated after-tax net income of the Corporation and its subsidiaries for such Performance Period (ii) the amount of the Bonus Pool and (iii) the bonus awards payable to the Participants. The total of all individual bonus awards shall not exceed the amount of the Bonus Pool. The Committee shall have the authority, in its sole and absolute discretion, to reduce the amount of any bonus award below the amount which would be payable based on the terms of this Arrangement or to not grant bonus awards if, in its judgment, such action is warranted. Subject to the limitations in the last sentence of Section 5 of this Arrangement, each bonus award shall be paid first from the portion of the percentage of the consolidated after-tax net income of the Corporation and its subsidiaries included in the Bonus Pool and shall be paid from the Carryforward Amount only to the extent necessary.

     (c) In the event the Committee determines, upon the advice of counsel to the Corporation, that payment of an award may be made under this Arrangement before the expiration of the Performance Period without materially adversely affecting the ability of the Corporation or any of its subsidiaries to deduct for federal income tax purposes the amounts payable under this Arrangement, including, without limitation, by making a partial payment of an award based upon the consolidated after-tax net income of the Corporation and its subsidiaries for the first nine months or any other portion of the Performance Period (which payment may be contingent upon the repayment to the Corporation of any amount of any award in excess of the amount payable on account of the consolidated after-tax net income of the Corporation and its subsidiaries for the entire Performance Period), the Committee may elect during December of any Performance Period to pay awards under this Arrangement prior to the expiration of the Performance Period. In the event of any such election by the Committee, the Committee shall certify in writing the portion of the Performance Period for which awards are to be paid, and shall make the certifications in writing required by Section 7(b) of this Arrangement with respect to such portion of the Performance Period as if such portion of the Performance Period were the Performance Period.

     (d) Except as provided in Section 7(e) or Section 8 of this Arrangement, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

     (e) Awards may be paid in cash, stock (which may have such restrictions as to transferability or vesting as the Committee shall determine), any other form of consideration determined by the Committee or any combination thereof. Any stock so granted may be awarded as restricted stock units pursuant to The Chase Manhattan 1994 Long-Term Incentive Plan, as it may be amended from time to time, if the Committee so determines. The value of any share of stock so granted shall be the mean between the highest and lowest quoted selling prices for such shares as reported on the composite tape on the date of grant (or, if such date shall not be a business day, then the next preceding day which shall be a business day); or, if no sale takes place, then the mean between the bid and asked prices on such date; and if no bid and asked prices are quoted for such date, then such value as shall be determined by such method as the Committee shall deem to reflect fair market value as of such date. The value of any other non-cash consideration shall be determined by the Committee at the time it is granted.

8. DEFERRAL OF PAYMENT OF AWARDS

     At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with a return thereon from the date as of which the

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award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

9. SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

     (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, however, that the Committee may, in its sole discretion, when it finds that a waiver may be in the best interest of the Corporation, waive in whole or in part any or all of the provisions of this Section 9(a).

     (b) Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10. AMENDMENTS

     The Committee may amend this Arrangement at any time, provided, that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation or any of its subsidiaries to deduct the compensation which may be paid pursuant to this Arrangement for federal income tax purposes and, provided, further, that no amendment that requires stockholder approval under Section 162(m) of the Code or the Regulations may be made without such approval.

11. TERMINATION

     The Board of Directors of the Corporation may terminate this Arrangement at any time. No termination of this Arrangement shall adversely affect the right of any person to receive any award paid pursuant to Section 7 of this Arrangement regardless of the vesting date of such award, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Arrangement plus any earnings thereon.

12. MISCELLANEOUS

     (a) Nothing contained in this Arrangement shall be construed as giving any executive officer of the Corporation the right to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Arrangement or the amounts payable hereunder.

     (b) This Arrangement shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

     (c) A Participant may not sell, transfer or assign any right or interest in the Arrangement except as provided in Section 9(b) hereof and any attempted sale, transfer or assignment shall be null and void.

     (d) This Arrangement shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

13. EFFECTIVE DATE

     This Arrangement shall be effective as of January 1, 1995, subject to the subsequent approval hereof by the Corporation's stockholders at the 1995 Annual Meeting and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.